Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Papa John’s International, Inc. 2018 Omnibus Incentive Plan, as amended, of our reports dated February 27, 2025, with respect to the consolidated financial statements of Papa John’s International, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Papa John’s International, Inc. and Subsidiaries included in Papa John’s International, Inc.’s Annual Report (Form 10-K) for the year ended December 29, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky

June 26, 2025